Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

APRIL 15, 2009		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Third Quarter Remains Profitable Despite Impact of Recession

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, has announced earnings for the Company’s third quarter ending March 31, 2009.  Sales for the third quarter dropped by 19% to $8,145,930 compared to $10,003,648 for the same period one year ago.  Net income dropped by 79% to $137,767 from $647,997 for the same quarter one year ago.  Third quarter diluted earnings per share were $0.04 compared with $0.18 per share one year ago.

“Our Company has just passed through its most challenging quarter in 25 years and produced positive results,” Michael J. Koss, President and CEO told employees here today.  “We have continued to invest in new product development and marketing despite the effects on sales produced by the worldwide recession.”

Koss went on to say that domestic U.S. shipments had been affected during the quarter by reluctance on the part of the Company’s customers to re-stock inventory at more traditional levels.  “It was very apparent to us that many of the automatic replenishment systems tied to consumer sales were being over-ridden by our domestic retail customers in order to reduce their inventory exposure in anticipation of declines in future sales,” Koss continued.  “By mid March it was evident that many of our largest and most successful accounts were returning to re-order patterns that were more reflective of actual retail sell through activity.”

Koss went on to say that its export sales, primarily to Europe, were affected in the quarter by widening credit concerns.  “A number of our distributors have experienced tightening credit,” he said.  “Any further restriction on fund availability for our distributors could negatively impact their ability to re-order product from the U.S.”

Michael Koss also said that existing distributor inventory levels in Europe could hamper sales for the coming quarter but maintained a cautious level of optimism.

Sales for the nine months now trail the prior year by 14% at $29,919,559 compared to $34,740,651 for the same nine month period a year ago.  Net income for the nine months has tumbled by 57% to $1,373,985 from $3,230,223 for the same nine months in 2008.  Diluted earnings per share for the nine months were $0.37 compared with $0.87 one year ago.

“Our Company has weathered the storm of the last two quarters, produced a profit, and invested in new product development for our future,” Michael Koss said.  “This recession is unlike any we have experienced before.  It is not a typical business cycle recession, but rather a response to the world wide crisis in confidence in the credit sector.  We are hopeful that any further intervention by the government in the crisis will not impede our ability to navigate the difficulty as nimbly as possible.”

Koss Corporation paid a quarterly dividend of $0.13 cents on April 15, 2009 to shareholders of record on March 31, 2009.

Koss Corporation markets a complete line of high fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months		Nine Months
Period Ended March 31	2009	2008	2009	2008
Net sales	$8,145,930	$10,003,648	$29,919,559	$34,740,651
Cost of goods sold	5,531,938	6,438,524	19,422,223	22,059,172
Gross profit	2,613,992	3,565,124	10,497,336	12,681,479
Selling, general and administrative expense	2,388,169	2,602,122	8,342,795	7,757,424
Income from operations	225,823	963,002	2,154,541	4,924,055
Other income (expense)
Royalty income	0	87,501	58,333	262,501
Interest income	2	11,929	15,501	109,120
Interest expense	0	0	0	0
Income before income tax provision	225,825	1,062,432	2,228,375	5,295,676
Provision for income taxes	88,058	414,435	854,390	2,065,453
Net income	$137,767	$647,997	$1,373,985	$3,230,223
Earnings per common share:
Basic	$0.04	$0.18	$0.37	$0.88
Diluted	$0.04	$0.18	$0.37	$0.87
Dividends per common share	$0.13	$0.13	$0.39	$1.39

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